NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Nominees Elected at Annual Meeting Over Two Candidates of Dissident Group
Preferred Shares Measure Not Approved by Shareholders

WARRENTON, VA, May 20, 2009 — Fauquier Bankshares, Inc. (NASDAQ: FBSS) conducted its 2009 Annual Meeting of Shareholders on May 19, 2009, where shareholders elected six directors, approved the company’s auditors, ratified a change in the articles of incorporation and approved a stock incentive plan for the company. Shareholders did not approve an amendment to the company’s articles of incorporation to authorize 2,000,000 shares of preferred stock.

The four directors elected to serve until 2012 were John B. Adams, Jr., John J. Norman, Jr., Randolph D. Frostick, and Jay B. Keyser; two directors elected to serve until 2011 were C.H. Lawrence, Jr. and Eric P. Graap.

The meeting was conducted by C. H. Lawrence, Jr., chairman of the board of directors, and included a presentation of candidates of a dissident shareholder group consisting of David M. van Roijen, C. Hunton Tiffany, Peter P. van Roijen, Susanne M. Tiffany, William E. Sudduth and Richard C. Stoker.

The dissident group nominated Tiffany and van Roijen for the seats held by Randy Frostick and Eric Graap. Frostick and Graap were elected over the dissident group’s candidates by a greater than two-to-one margin in the contest for their board seats, each receiving almost two million votes of the 2.9 million shares cast.

President and chief executive officer Randy K. Ferrell said, “Board members and the management team were very pleased with the outcome of the only proxy contest we have faced since becoming a public company.”

“We were most concerned about the disruptive potential of a divided board,” he said, “and the election confirmed the confidence shareholders place in the board’s nominees and their qualifications to help keep the bank strong in a very challenging economy. While we did not win the vote to allow preferred shares under our articles, we conducted a very open campaign to address our opponents and achieved success in the four other proposals.”

The meeting, held at Poplar Springs Inn Spa in Casanova, also included an announcement of the Board’s approval of a quarterly dividend of $0.20, representing a $0.80 dividend on an annualized basis.

The company estimates that the proxy contest with the dissident group will have an impact on earnings in the June 2009 quarter due to the costs associated with the disclosures required to address information circulated by the opponents. The expenses related to the proxy contest are estimated at $250,000.

Nominees approved to serve until the 2012 annual meeting of shareholders of the company or until their successors are duly elected and qualify were:

John B. Adams, Jr., 64, former president and CEO of A. Smith Bowman Distillery and president and CEO of Bowman Companies, primarily a family real estate holding company.

John J. Norman, Jr., 46, president and principal broker of Norman Realty, Inc., a commercial real estate sales and leasing brokerage in Manassas; also founder of Norman Property Services and Blueline Conservation Incentives, LLC, and president of both organizations.

Randolph D. Frostick, 52, vice president and a shareholder of Vanderpool, Frostick and Nishanian, P.C., a law firm located in Manassas, which focuses primarily on civil litigation, business, employment, and real estate transactions, financing, land use and development.

Jay B. Keyser, 52, CEO William A. Hazel Inc., a site construction company headquartered in Chantilly, where he also has served as CFO; also a member of the American Institute of Certified Public Accountants and the Virginia Society of CPAs.

Nominees elected until the 2011 annual meeting of the shareholders of the company or until their successors are duly elected and qualify were:

C. H. Lawrence, Jr., 64, chairman of Fauquier Bankshares and The Fauquier Bank since June 2006 and a consultant and independent contractor with the Bank.

Eric P. Graap,56, executive vice president and CFO of the company and the bank.

Shareholders also ratified the selection of Smith Elliott Kearns & Company, LLC as the Company’s independent public accountants to audit the financial statements of the Company and its subsidiaries for the current year.

In addition, measures to amend the articles of incorporation of the company to revise the article relating to indemnification and to approve the company’s stock incentive plan were approved.

President and Chief Executive Officer Ferrell summarized the accomplishments of the holding company and The Fauquier Bank, focusing on the credit policies, cost controls and growth plans the company is following to cope with current economic conditions and position itself to take advantage of economic recovery. CFO Graap presented a review of the company’s financial performance, including details related to strategies for profitable growth. He shared information on deposits and deposit mix, the loan portfolio, components of income, capital ratios, financial performance versus peers, stock performance, compensation and other measures of financial health. His presentation can be accessed at:
http://www.snl.com/Cache/7831928.pdf?O=3&IID=1017981&OSID=9&FID=7831928

Fauquier Bankshares, Inc., and its principal subsidiary, The Fauquier Bank, had combined assets of $526.8 million and total shareholders’ equity of $40.8 million at March 31, 2009. The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through eight banking offices located in Fauquier and Prince William Counties in Virginia. Additional information is available at www.fauquierbank.com or by calling: (800) 638-3798.

This news release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.